UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 8, 2023

NORDSTROM, INC.

(Exact name of registrant as specified in its charter)

Washington	001-15059	91-0515058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1617 Sixth Avenue, Seattle, Washington 98101

(Address of principal executive offices)

Registrant’s telephone number, including area code (206) 628-2111

Inapplicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, without par value	JWN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Financial Officer

On May 10, 2023, the Company announced the appointment, effective May 29, 2023, of Cathy R. Smith to serve as Chief Financial Officer and Treasurer. Ms. Smith, age 59, joins Nordstrom from Bright Health Group where she has served as chief financial and administrative officer since 2020. From 2015 to 2020, Ms. Smith served as the chief financial officer for Target Corporation. Previously, Ms. Smith served as chief financial officer for Express Scripts from 2014 to 2015, for Walmart International from 2010 to 2014, for GameStop from 2009 to 2010, for Centex from 2006 to 2009, for Kennametal from 2005 to 2006, for Textron from 2003 to 2005 and for Raytheon from 1986 to 2003. She currently serves on the board of directors at PPG Industries and Baxter International. Previously, Smith served as a director for Dick’s Sporting Goods. Ms. Smith received an MBA from the University of Southern California and a bachelor’s degree in business economics from the University of California, Santa Barbara.

In connection with her employment, Ms. Smith will be paid an annual base salary of $875,000 and will be eligible to receive bonus compensation under the Executive Management Bonus Plan for the fiscal year 2023 previously approved by the Company’s Compensation, People and Culture Committee (the “Committee”) of the Board of Directors (the “Board”) with a target cash bonus of 125% of annual base salary for the current fiscal year and with a target equity grant of 250% of annual base salary. In addition, the Committee also determined to award restricted stock units (“RSUs”) to Ms. Smith, effective June 2, 2023, which is the first open window trading period after her start date and Committee approval. The number of RSUs to be awarded will have a value equal to $6,500,000 and, upon vesting, will entitle her to receive an equivalent number of shares of Company Common Stock. Vesting for $4,000,000 of the equity award occurs at a rate of 55% after one year, 25% after two years, and 20% after three years, in each case, on the tenth day of the month immediately following the date of grant. Vesting for $2,500,000 of the equity award occurs at a rate of 50% after two years and 50% after three years, in each case, on the tenth day of the month immediately following the date of grant. In addition, Ms. Smith will receive a one-time lump sum cash sign-on payment in the amount of $550,000.

The equity awards will be made pursuant to the Company’s 2019 Equity Incentive Plan and the Company’s Form of 2023 Restricted Stock Unit Agreement – Supplemental Award under the 2019 Equity Incentive Plan, a copy of which is filed as Exhibit 10.1 hereto.

Ms. Smith will be eligible to participate in the Company’s benefits as may be offered from time to time to other similarly situated employees including relocation assistance and participation in the Company’s 401(k) plan with Company match and the Company’s Employee Stock Purchase Plan.

There are no arrangements between Ms. Smith and any other persons pursuant to which she was appointed to serve as the Company’s Chief Financial Officer and Treasurer. There are no family relationships between Ms. Smith and any director or executive officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Departure of Interim Chief Financial Officer and Chief Accounting Officer

On May 8, 2023, Michael Maher, the Company’s Interim Chief Financial Officer, Chief Accounting Officer and Treasurer, informed the Company of his intention to step down from his role following the filing of the Company’s Quarterly Report on Form 10-Q for the current quarter, anticipated to be on or about June 7, 2023. Mr. Maher’s resignation is not the result of any dispute or disagreement with the Company, including with respect to any matters relating to the Company’s accounting practices or financial reporting.

ITEM 7.01 Regulation FD Disclosure

On May 10, 2023, the Company issued a press release announcing the appointment of Cathy R. Smith as Chief Financial Officer and Treasurer and the anticipated resignation of Michael Maher as the Company’s Interim Chief Financial Officer, Chief Accounting Officer and Treasurer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by a specific reference in such filing.

ITEM 9.01 Financial Statements and Exhibits

10.1	Form of 2023 Restricted Stock Unit Agreement – Supplemental Award under the 2019 Equity Incentive Plan
99.1	Press Release of Nordstrom, Inc. dated May 10, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 10, 2023	NORDSTROM, INC.
(Registrant)

/s/ Ann Munson Steines
Ann Munson Steines Chief Legal Officer, General Counsel and Corporate Secretary